Heatwurx Names Dave Dworsky as Chief Executive officer

Greenwood Village, CO. – Nov. 27, 2013 /PRNewswire/ --Heatwurx, Inc. (OTC MKT: HUWX), an eco-friendly asphalt preservation and repair equipment company, announced today that its Board of Directors has appointed Dave Dworsky as president and chief executive officer (CEO) effective December 16, 2013.  Mr. Dworsky is currently the president and CEO of Dworsky Partners.

In its search for a new CEO, the board sought a candidate who could make an immediate impact and build on the momentum the company is experiencing.  “We had very specific criteria for our new CEO, and we were very strategic about finding the right person – Dave is that person,” said Heatwurx director Reg Greenslade who led the search committee.  “No one better understands the needs of contractors, federal, state and local transportation agencies, and their need to find cost effective and efficient methods to repair and preserve our nations roads.”

“We welcome Dave’s experience and leadership to the Heatwurx organization,” said current CEO Stephen Garland.  “In his new role as chief executive, Dave will be responsible for building on the company’s leading position in the industry, accelerating growth into new markets, and creating a world-class service business.  Dave has a proven track record of increasing shareholder value and growing businesses.  Over the past 25 years, he has created and professionally managed 15 companies.  We are very fortunate to have someone with Dave’s experience leading the company.”

"I can't be more enthused about becoming a part of this innovative business opportunity. With the passion that this organization has for this state-of-the-art process, it appears that our journey will prove out to be very exciting and eventful. I am proud to be part of the Team!" said Mr. Dworsky.

Additionally, the company announced that it has signed a letter of intent to purchase Dr. Pave, LLC, a pavement repair service business, subject to due diligence.   Dave Dworsky is the founder and majority owner Dr. Pave, LLC.

About Heatwurx

Headquartered in Colorado, Heatwurx is an eco-friendly asphalt preservation and repair equipment company.  The company’s equipment, materials, and methods are designed to outperform alternative methods of pavement repair by reducing consumption of raw materials, extending the life of asphalt pavements, and reducing the need for recurring repairs.  All equipment is proudly manufactured in the USA.  For more information, please visit www.heatwurx.com.

Forward Looking Statements

This release contains forward-looking statements regarding Heatwurx and its future plans and expected performance based on assumptions the company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, industry and customer acceptance of its products, the ability to secure and protect its intellectual property rights, and other risk factors described from time to time in the company's reports filed with the SEC. Heatwurx undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.